UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2014

WEST END INDIANA BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54578	36-4713616
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

34 South 7th Street, Richmond, Indiana	47374
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (765) 962-9587

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

West End Indiana Bancshares, Inc. (the “Company”) announced that director Fredric A. Ahaus retired from the boards of directors of the Company and its wholly owned subsidiary, West End Bank, S.B. (the “Bank”), effective January 2, 2015.  Mr. Ahaus’ decision to retire was for personal reasons and was unrelated to the operations of the Company and the Bank.

The Company also announced that Timothy R. Frame, who was promoted to the positions of President and Chief Executive Officer of the Company and the Bank effective January 2, 2015, was appointed to the boards of directors of the Company and the Bank effective January 2, 2015.

Mr. Frame’s appointment as President and Chief Executive Officer of the Company and the Bank was previously disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 26, 2014. Prior to these appointments, since March 2013, Mr. Frame served as Executive Vice President, Chief Operating Officer and Chief Credit Officer of the Company and prior to these appointments Mr. Frame served as Senior Vice President, Director of Retail Services and Chief Credit Officer of the Bank.  Mr. Frame has been employed by the Bank since 2003, and has more than 25 years of banking experience.

As was previously disclosed, the Bank has entered into an employment agreement with Mr. Frame, the terms of which were disclosed in the Company’s definitive proxy statement, dated April 14, 2014, for the Company’s 2014 annual meeting of stockholders, filed with the SEC on April 15, 2014.  Additionally the form of Mr. Frame’s employment agreement was filed as an exhibit to the Company’s registration statement on Form S-1 (333-175509), initially filed with the SEC on July 12, 2011.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.	Not Applicable.
(b)	Pro Forma Financial Information.	Not Applicable.
(c)	Shell Company Transactions.	Not Applicable.
(d)	Exhibits	Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WEST END INDIANA BANCSHARES, INC.
DATE: January 13, 2015	By: /s/ Timothy R. Frame
Timothy R. Frame
President and Chief Executive Officer